Exhibit 99.1

Media Relations:	Investor Relations:
Beth Amorosi	Brett Maas
FastLane Communications	Hayden Communications
973.582.3498	646-536-7331
bamorosi@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Onstream Media Corporation Announces Recent Developments

POMPANO BEACH, FL - January 4, 2008 - Onstream Media Corporation (NASDAQ: ONSM) (the “Company”), an online service provider of live and on-demand internet video, announces new credit facilities and enhancements to both of its Digital Media Services Platform (DMSP) and Webcasting technology. In addition, the Company received a letter from NASDAQ as a result of the bid price of the Company’s common stock closing below $1.00 per share for the preceding thirty consecutive business days.

The following is a summary of recent developments at Onstream Media:

1) On December 28, 2007, the Company entered into a line of credit arrangement with a financial institution under which it can borrow up to an aggregate of $1.0 million for working capital, secured by the Company’s accounts receivable. The outstanding balance bears interest at prime plus 8% per annum, payable monthly in arrears. The outstanding principal may be repaid at any time, but no later than two (2) years after the date of the agreement, which term may be extended by the Company for an extra year, subject to certain provisions.

2) The above financing is in addition to an equipment-financing line of credit arrangement the Company also entered into with several investors, as previously reported in December 2007. Under the terms, Onstream can borrow up to an aggregate of $1.5 million for equipment purchases, including purchases made and paid for by the Company during the 12 month period prior to the date of the agreement. The outstanding balance, secured by the financed equipment, will bear interest at 12% per annum, payable monthly in cash or restricted stock, at the Company’s option. Principal may be repaid at any time, but no later than three (3) years after the date of the agreement and may be paid in cash or restricted stock, at the Company’s option.

3) The Company also reported that the newest version of its Digital Media Services Platform (DMSP), which includes automated transcoding into multiple streaming formats, newly enhanced reporting capability, fully customizable video player templates and automated customer provisioning, will be released during the current quarter. In addition, Version 1 of the Company’s on-site webcasting technology i-Encode will also be released this quarter.

4) Onstream has received a letter from NASDAQ dated January 4, 2008 indicating that the Company has 180 calendar days, or until July 2, 2008, to regain compliance with Marketplace Rule 4310(c)(4), which is necessary in order to be eligible for continued listing on the NASDAQ Capital Market. The letter from NASDAQ indicated that the Company’s non-compliance with that rule resulted from the bid price of the Company’s common stock closing below $1.00 per share for the preceding thirty consecutive business days. The Company may be considered compliant, subject to the NASDAQ staff’s discretion, if its common stock closes at $1.00 per share or more for a minimum of ten consecutive business days before the July 2, 2008 deadline. If the Company is not considered compliant by July 2, 2008, but meets all other initial listing criteria for the NASDAQ Capital Market, Onstream will be granted an additional 180 calendar day compliance period.

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Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “We believe these new credit facilities, coupled with our current cash balance, provide us with adequate capital to enhance our infrastructure as required to meet anticipated customer demand and to expand our marketing programs. We are also excited by the anticipated release of our DMSP and Webcasting product enhancements which we believe will contribute to achieving our growth plans for 2008. Relative to the NASDAQ notification, the Company currently meets all of the other NASDAQ Marketplace requirements which we expect will give us up to a full year to regain compliance. We remain confident that the market will reflect the value we are creating and the progress we have made in executing our growth strategy.”

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, Rodale, Inc., Televisa, WireOne, Shareholder.com (NASDAQ), and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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